EXHIBIT (e)

Consent of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft

We hereby consent to the inclusion in this Annual Report on Form 18-K of Landwirtschaftliche Rentenbank of the translation of our original German auditor's report dated March 15, 2005 in the form issued for the original German financial statements of Landwirtschaftliche Rentenbank for the year ended December 31, 2004 and to the incorporation by reference of such information in the Registration Statement under Schedule B (Registration No. 333-121401) of Landwirtschaftliche Rentenbank filed with the Securities and Exchange Commission of the United States of America. We note that our original German auditor's report was given only with respect to the original and complete German financial statements and not to the English translation of the financial statements.

We also consent in this regard to the reference to Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft under the heading “Financial Statements” in this Annual Report on Form 18-K and in the Registration Statement under Schedule B of Landwirtschaftliche Rentenbank filed with the Securities and Exchange Commission of the United States of America, into which such Annual Report is incorporated by reference.

Düsseldorf, June 9, 2005

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

By:	/s/ Dr. Göttgens

Dr. Göttgens

By:	/s/ Dr. Braun

Dr. Braun